Exhibit 10.1
May 12, 2020

To:	Stephen Traynor

From:	John Wasley
Chair, Compensation & Human Resources Committee

Subject:	Special Award for Service as Acting President & Chief Executive Officer
This memorandum sets forth the Federal Home Loan Bank of San Francisco’s (the “Bank”) agreement to provide to you a special award in recognition of your service as Acting President & Chief Executive Officer (“CEO”) pursuant to the terms detailed below. This award has been approved by the Board of Directors and has received a non-objection review from the Federal Housing Finance Agency (“Agency”).
I. Terms of This Special Award
You are eligible to receive a special award that will be calculated as follows:
•The award will accrue at a rate of $45,833.33 per month, beginning March 1, 2020 and continuing through the last business day prior to the date on which a permanent CEO commences employment at the Bank (the “CEO Employment Date”). As a result, the total amount of the award will not be determined until a permanent CEO begins employment.
The amount accrued in a partial month will be pro-rated based upon actual calendar days.
•Payment of the total award will occur in two equal installments. Except as described below in “Treatment of Your Award in the Event of Termination of Employment,” your receipt of each installment is subject to the following conditions:
◦First Installment – Continued employment through the CEO Employment Date; and,
◦Second Installment – Continued employment through the 60th calendar day following the CEO Employment Date.
•Payment will occur via your paycheck as soon as administratively possible following, as applicable, the CEO Employment Date and the 60th calendar day following the CEO Employment Date.
II. Treatment of Your Special Award in the Event of Termination of Employment
Severance Eligible Termination (Excluding Performance-Based): If the Bank terminates your employment as a result of a severance eligible event (other than a performance-based termination) and you receive severance pay, all accrued and unpaid portions of the award will be paid via Payroll as soon as administratively possible after your termination date, subject to prior Agency approval, as appropriate.
Performance-Based Termination: If the Bank terminates your employment based on management’s determination in its sole discretion that your job performance, attendance or conduct does not meet expectations for your role, or that it no longer maintains a high level of confidence in your decisions, judgment, and/or conduct, you forfeit all unpaid portions of the award.

1 FHLBank San Francisco

Voluntary Termination (including Retirement) or Involuntary Termination for Cause: If you voluntarily terminate your employment for any reason other than death or disability or are involuntarily terminated due to the occurrence of one or more of the Forfeiture Events described in the Recapture and Forfeiture Agreement, all unpaid portions of the special award will be forfeited.
Death or Long-Term Disability: If your employment with the Bank terminates due to either death or long-term disability, all accrued and unpaid portions of the special award will be paid via Payroll as soon as administratively possible after the date of death or termination.
Under no circumstances will you be you obligated to repay the Bank any portion of the special award that you received prior to your termination date.
III. General
Receipt of this award does not preclude you from receiving an award under any other element of the Bank’s compensation program. Amounts paid will be considered pensionable compensation for purposes of the Cash Balance Plan (CBP) and the Supplemental Executive Retirement Plan (SERP).
The Bank reserves the right, subject to Agency approval, to modify the terms and conditions set forth herein so long as such modifications reasonably and in good faith are not detrimental to the rights of the employee.

cc: Max Moir, Chief Human Resources Officer

2 FHLBank San Francisco